Contact: Patriot National Bank 900 Bedford Street Stamford, CT 06901 Charles F. Howell President and CEO Robert F. O’Connell SEVP & CFO (203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES ITS QUARTERLY DIVIDEND

Stamford, CT, JUNE 7, 2007. Patriot National Bancorp, Inc. (NASDAQ Global Market "PNBK"), the parent of Patriot National Bank, announced that it has declared a quarterly dividend on its Common Stock.

The dividend, in the amount of $0.045 per share, will be payable on July 17, 2007 to shareholders of record as of the close of business on July 3, 2007.

During the second quarter the Bank opened a branch in Bedford, New York. The Bank has opened four branches in 2007 and currently has 14 branches in Connecticut and two in New York. The Bank has received regulatory approval to open four additional branch locations and anticipates opening two of these branches, in Westport, Connecticut and Scarsdale, New York before year end 2007.